FIRST AMENDMENT TO THE
GLOBAL CUSTODY SERVICING AGREEMENT

THIS FIRST AMENDMENT dated as of December 14, 2007, to the Global Custody Agreement, dated as of June 26, 2007 (the "Agreement"), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS, a Delaware business trust, (the "Trust") on behalf of its series, the Marketfield Fund (the "Fund") and U.S. Bank, N.A., a national banking association organized and existing under the laws of the United States of America with its principal place of business at Cincinnati, Ohio (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into an Agreement; and

WHEREAS, the Trust and the Custodian desire to amend the name of the Fund in the Agreement; and

WHEREAS, Article 13.2 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit C of the Agreement is hereby superseded and replaced with Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS	U.S. BANK, N.A.

By: /s/ Joseph Neuberger	By: /s/ Michael R. McVoy

Printed Name: Joseph Neuberger	Printed Name: Michael R. McVoy

Title: Chairman	Title: Vice President

Exhibit C
to the
Global Custody Agreement

Separate Series of Trust for Professional Managers

Name of Series	Date Added
Marketfield Fund	July 31, 2007